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                          Exhibit  2.3

                          SeTech, Inc.
                      905 Industrial Drive
               Murfreesboro, Tennessee  31370-4381
                          615-890-1700



                        January 29, 1997


Mr. Edward H. Montgomery
Serco Group, Inc.
20 E. Clementon Road
Gibbsboro, NJ  08026

   Re:   Setech, Inc./Serco, Inc.

   This letter agreement shall confirm that in connection with its sale of the stock of Barton ATC, Inc. and Barton ATC International, Inc. to Serco Group, Inc., Setech, Inc. agrees to pay one-half (1/2) of the monthly lease payment in connection with the Lease Agreement dated December 15, 1986, by and between RMA Enterprises and Barton ATC, Inc. for the premises commonly known as 633 East Vine Street, Murfreesboro, Tennessee, 37130. A true and correct copy of said Lease Agreement is included in Section 3.16(a) to the Schedule of the Stock Purchase Agreement between Setech, Inc. and Serco Group, Inc. executed November 7, 1996. Setech, Inc. shall continue to pay one-half of the monthly lease payment until such time as the Lease Agreement has expired or is terminated.

   Serco Group, Inc. shall assume responsibility for any and all communication and/or dealings with the Landlord in connection with said Lease.

   By this letter and pursuant to Section 16 of the Stock Purchase Agreement dated November 7, 1996, SeTech and Serco Group, Inc.
agree to amend the Agreement, as described above.

   Please acknowledge your agreement to the foregoing by signing this letter in the space provided below.

Sincerely yours,

SETECH, INC.


Thomas N. Eisenman



Accepted:      SERCO GROUP, INC.

         By: _________________________